Exhibit 10.21

CONFIDENTIAL SETTLEMENT AND INDEMNIFICATION AGREEMENT

THIS CONFIDENTIAL SETTLEMENT AND INDEMNIFICATION AGREEMENT (this “Agreement”), dated as of March 28, 2016, is entered into by and among Veritone, Inc., a Delaware corporation (the “Company”), Chad Steelberg, an individual, Ryan Steelberg, an individual, NCI Investments, LLC (“NCI”) and 125 Media Holdings, L.L.C. (“125 Media”). Chad Steelberg and Ryan Steelberg are collectively referred to herein as the “Founders” and individually as a “Founder.”

WHEREAS, there exists a dispute between the parties, and the parties desire to enter into this Agreement to settle this dispute amicably;

WHEREAS, the Company desires to issue 1,603,059 shares of the Company’s Common Stock (the “NCI Shares”) to NCI, a Delaware limited liability company that is entirely beneficially owned by the Founders, as compensation to the Founders for services they previously rendered to the Company, pursuant to and in accordance with the terms of the stock issuance agreement in substantially the form attached hereto as Exhibit A (the “NCI Issuance”);

WHEREAS, the Company’s Board of Directors has concluded that the current fair market value of the Company’s Common Stock is $0.90 per share, after carefully considering all information available to the Board concerning the Common Stock’s value, including, but not limited to, the Company’s current business, operations, prospects, recent stock repurchases, as well as the latest valuation of the Company’s Common Stock prepared by an independent valuation firm and the large amount of Preferred Stock of the Company outstanding with rights senior and in preference to the Common Stock;

WHEREAS, (a) NCI may subsequently transfer all or a portion of the NCI Shares to BV16, LLC, a Delaware limited liability company (the “SPIV”), the entirety of which, as of the date hereof, is beneficially owned by NCI, and (b) NCI and/or the SPIV may sell, distribute, issue or otherwise transfer, in one or more transactions, up to fifty percent of the equity interests in the SPIV to officers, directors or employees of the Company or to any other individuals or entities that the Founders designate, in their sole discretion, in each case in accordance with Section 1(c) hereof (any such sale, distribution, issuance or transfer by NCI and/or the SPIV in (a) or (b) above are each referred to as a “Transfer”); and

WHEREAS, the parties hereto desire to resolve certain matters among the parties, as more fully set forth herein.

In consideration of the mutual promises and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENTS

1. NCI Issuances and Transfers.

(a) The Company, NCI and the Founders agree that the consideration for the NCI Shares shall be the services previously rendered by the Founders to the Company. The Founders direct the Company to issue the NCI Shares directly to NCI, and agree that the Company shall issue a Form W-2, Wage and Tax Statement to the Founders reflecting income in the aggregate amount of $1,442,753.10, which amount shall be allocated between the Founders as the Founders direct the Company in writing. The Board of Directors of the Company has determined that the current fair market value of the Company’s Common Stock is $0.90 per share. The Company shall be responsible for collecting and submitting the federal and state tax withholdings on such income (in such amounts as the Company reasonably deems necessary and appropriate) to the applicable taxing authorities.

(b) Subject in all respects to, and effective as of the latest to occur of, the satisfaction of each of the conditions set forth in Section 3(b) below, 125 Media hereby consents (the “125 Media

Consent”) to the NCI Issuance, any Transfer made in accordance with the terms and conditions of this Agreement and the issuance of the Settlement Shares as defined below (collectively, the “Transactions”). For the avoidance of doubt, “Transfer” shall not include any transfer of any shares of stock of the Company other than the transfer of the NCI Shares to the SPIV and the subsequent Transfer of the membership units in the SPIV. For the further avoidance of doubt, such consent does not include any subsequent transfer of shares of the Company’s Common Stock by the SPIV. 125 Media further agrees to execute and deliver to the Company its written consent of the Company’s Preferred Stockholders in substantially the form attached hereto as Exhibit B (the “Stockholder Consent”) in its capacity as a stockholder of the Company, such consent to be subject in all respects to, and effective as of the latest to occur of, the satisfaction of each of the conditions set forth in Section 3(b) below. For the avoidance of doubt, 125 Media’s form of Stockholder Consent shall be modified appropriately to eliminate the release language contained in such Stockholder Consent. For avoidance of doubt, the modified form of Stockholder Consent for 125 Media is also attached hereto as Exhibit B-1.

(c) The parties agree that if NCI or the SPIV sells, distributes, issues or otherwise transfers any equity interest in the SPIV, to any person or entity (each, a “New Investor”), a condition to such sale, distribution, issuance or transfer shall be that such New Investor shall execute and deliver to the Company a release in substantially the form attached hereto as Exhibit C (a “Release”). The Founders further agree that, at all times, either or both of the Founders shall (x) serve as the Managers of the SPIV and NCI, and (y) and such Manager(s) will have voting control over NCI, the SPIV and the NCI Shares held by the SPIV and/or NCI. As a condition to the issuance of the NCI Shares and any transfer of any NCI Shares to the SPIV, each of the SPIV and NCI shall (i) become a party to the Voting Agreement dated July 15, 2014 by and among the Company and certain of its stockholders (the “Voting Agreement”), (ii) become a party to the Right of First Refusal, Offer and Co-Sale Agreement dated July 15, 2014 by and among the Company and certain stockholders (the “ROFR Agreement”) as a Restricted Holder (as defined in the ROFR Agreement), and (iii) agree to be bound by a market stand-off provision substantially similar to that set forth in Section 1.14 of the Investor Rights Agreement dated as of July 15, 2014 by and among the Company and certain stockholders, as the same may be amended from time to time. The Company agrees that any purported transfer of the NCI Shares not made in compliance with the requirements of this Section 1(c) shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company. Any purported transfer of any NCI Shares in violation of this Section 1(c) shall be null and void ab initio.

2. Settlement. As consideration for the settlement of certain matters among the parties, the parties agree as follows:

(a) Settlement Shares. Pursuant to and in accordance with the terms of the stock issuance agreement in substantially the form attached hereto as Exhibit D (the “125 Media Stock Issuance Agreement”), on the Effective Date (as defined below), the Company shall issue to 125 Media 177,367 shares of the Company’s Common Stock (the “Settlement Shares”), which the Board of Directors of the Company has determined to be valued at $0.90 per share. At the Effective Date, the Company shall deliver to 125 Media a stock certificate evidencing the Settlement Shares, and shall deliver by wire transfer to 125 Media an amount equal to $166,601.00, which represents the estimated amount of federal, state and city income taxes that 125 Media will owe in connection with the issuance of the Settlement Shares based on the fair market value of the Settlement Shares as determined by the Company’s Board of Directors (the “Tax Reimbursement”).

(b) Reimbursement for Expenses. At the Effective Date, the Company shall deliver by wire transfer to 125 Media an amount equal to $120,981.41, which represents reimbursement of legal fees and expenses incurred by 125 Media in connection with the (i) bankruptcy proceedings of BAT and (ii) the negotiation of and entry into this Agreement (the “Expense Reimbursement”).

(c) Designated Bank Account. Any amounts to be paid to 125 Media pursuant to this Section 2 shall be wired at the Effective Date to the following bank pursuant to the instructions set forth below:

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Name of Bank:	JP Morgan Chase Bank, N.A.
Address of Bank:	270 Park Avenue
New York, NY 10017
Name on Account:	125 Media Holdings L.L.C.
Account Number:
ABA Number:

(d) Release and Waiver. In consideration for the issuance of the Settlement Shares, and the amounts to be paid by the Company under this Section 2, subject to and effective upon the satisfaction of the conditions set forth in Section 3 below, and except as set forth in the last sentence of this Section 2(d), 125 Media, (i) on behalf of itself and its members, managers, successors, legal representatives, affiliates and assignees (collectively, the “Releasing Parties”), agrees to release the Founders, NCI, the Company and the Company’s past, present and future officers, employees, directors, subsidiaries, predecessors, attorneys and stockholders (the “Releasees”) from any claims, liabilities, damages, costs and causes of actions, of every nature, in law, equity or otherwise, which relate to the sale by the bankruptcy estate of BAT of the shares of the Company’s Common Stock and Series A-1 Preferred Stock held by BAT, and the Company’s subsequent redemption of such shares (the “BAT Shares Sale and Redemption”) and (ii) knowingly and voluntarily waives any and all rights or benefits that 125 Media may now have, or in the future may have, under the terms of Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR

(the release and waiver set forth in the foregoing clauses (i) and (ii), the “125 Media Release and Waiver”).

Notwithstanding the foregoing, nothing contained in this Section 2(d) shall in any way release, waive, relieve or otherwise affect (x) any of the parties’ rights or obligations contained in this Agreement, including, without limitation, those arising out of Section 4 hereof or (y) 125 Media’s ability to assert claims for contribution or indemnity against any of the Releasees for any third party claims asserted against 125 Media arising out of or relating to this Agreement or the Transactions or the BAT Shares Sale and Redemption.

3. Effectiveness.

(a) For the purposes of this Agreement, the “Effective Date” shall mean three (3) business days following the later of the following: (i) the Company’s receipt of a fully executed copy of this Agreement by all of the parties hereto; and (ii) the Company’s receipt of the Stockholder Consent from all of the holders of the Company’s Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock (the “Required Stockholder Consents”). Notwithstanding the foregoing, the form of the Stockholder Consent for 730 Media Holdings, L.L.C., a holder of Series B Preferred Stock of the Company, shall be the same as the form for 125 Media attached as Exhibit B-1 hereto.

(b) Unless otherwise consented to in writing by each of the parties to this Agreement, the obligations of all of the parties under this Agreement are subject in all respects to, and shall not be effective until the latest to occur of, the satisfaction of each of the following conditions: (i) the due execution and delivery of this Agreement by each of the Company, NCI and the Founders; (ii) the Company’s receipt of the Required Stockholder Consents; (iii) the issuance of the Settlement Shares to 125 Media; and (iv) the receipt by 125 Media of the Tax Reimbursement and the Expense Reimbursement.

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4. Indemnification. The Company shall indemnify and hold harmless 125 Media and its past, present and future principals, and each of their officers, directors, managers, members, owners, employees, predecessors, successors in interest, assigns, attorneys and representatives (collectively, the “Indemnitees”) from and against (a) any and all tax obligations or liabilities actually incurred by the Indemnitees relating to the Transactions in excess of the amount of the Tax Reimbursement paid hereunder, and (b) any and all losses, damages, liabilities, costs, charges, expenses (including attorneys’ fees and expenses), payments and judgments, fines, penalties, demands and claims which are actually incurred by the Indemnitees and relate to or arise out of (i) this Agreement, including, without limitation, the Transactions, or (ii) the sale by the bankruptcy estate of BAT of the shares of the Company’s Common Stock and Series A-1 Preferred Stock held by BAT and the Company’s subsequent redemption of such shares.

5. Notices. Any and all notices or communications required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this Agreement on the earliest of the following: (a) at the time of personal delivery, if delivery is in person; (b) one business day after deposit with an express overnight courier for United States deliveries that guarantees next business day delivery, or two business days after such deposit with an express courier for deliveries outside of the United States that guarantees second business day delivery; or (c) four business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries. All notices not delivered personally will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address set forth below the signature page of this Agreement for such party, or at such other address as such other party may designate by one of the indicated means of notice herein to the other party hereto.

6. Representation. The parties hereto understand and acknowledge that (a) Morgan, Lewis & Bockius LLP is representing only the Company in connection with this Agreement and the transactions contemplated hereby and thereby, and (b) each party hereto agrees and acknowledges they have been afforded the opportunity to consult with such party’s own legal counsel and tax advisors.

7. Confidentiality. The existence of this Agreement and the terms contained herein shall be held confidential by the parties hereto, and not disclosed to any third party, except (i) to the currently existing stockholders of the Company, (ii) potential investors in the Company that have executed customary confidentiality agreements with the Company (the terms of which contain appropriate restrictions to cover the non-disclosure and use of the existence and terms of this Agreement), (iii) the parties’ counsel, accountants or financial advisors, and (iv) the Company’s officers and Board of Directors, and (v) except as otherwise required by law. Notwithstanding the foregoing, any party may disclose this Agreement and the terms contained herein to the extent necessary to enforce the terms of this Agreement.

8. Miscellaneous. If any provision of this Agreement is held to be invalid or unenforceable, the remainder of this Agreement other than any provision(s) held invalid or unenforceable, will not be affected, and each provision of this Agreement will be valid and be enforced to the fullest extent permitted by law. Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of the NCI Shares not made in strict compliance with this Agreement). This Agreement contains all of the agreements of the parties hereto with respect to the matters contained herein, and no prior agreement, arrangement or understanding pertaining to any such matters shall be effective for any purpose. Any agreement made after the date of this Agreement is ineffective to modify or amend the terms of this Agreement, in whole or in part, unless that agreement is in writing, is signed by each of the parties to this Agreement. This Agreement may be executed in any number of counterparts and each counterpart shall be deemed to be an original document. All executed

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counterparts together shall constitute one and the same document. This Agreement shall be binding upon the heirs, legal representatives, successors and permitted assigns of the parties hereto. In the event of a dispute between any of the parties hereto over the meaning of this Agreement, all parties shall be deemed to have been the drafter hereof, and any applicable law that states that contracts are construed against the drafter shall not apply. This Agreement is made under, and shall be construed pursuant to, the internal laws of the State of California, without regard to the application of conflict of interest laws.

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125 MEDIA ACKNOWLEDGES AND AGREES THAT 125 MEDIA HAS CAREFULLY READ, UNDERSTOOD, AND VOLUNTARILY SIGNED THIS AGREEMENT, THAT 125 MEDIA HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF ITS CHOICE, AND THAT 125 MEDIA IS SIGNING THIS AGREEMENT WITH THE INTENT OF RELEASING THE RELEASEES FROM THE CLAIMS RELEASED ABOVE.

IN WITNESS WHEREOF, the parties hereto duly executed this Agreement as of the date first set forth above.

VERITONE, INC.			125 MEDIA HOLDINGS, L.L.C.

By:	/s/ John M. Markovich	By:	/s/ Liza Garber
	John M. Markovich,		Liza Garber, Authorized Signatory
Chief Financial Officer
Address: Veritone, Inc. 3366 Via Lido Newport Beach, CA 92663 Attn: Chief Financial Officer			Address: 125 Media Holdings, L.L.C. PO Box 1014 New York, NY 10021 Attn: Liza Garber

/s/ CHAD STEELBERG			/s/ RYAN STEELBERG
CHAD STEELBERG			RYAN STEELBERG

Address:			Address:
Mr. Chad Steelberg			Mr. Ryan Steelberg
514 30th Street			514 30th Street
Newport Beach, CA 92660			Newport Beach, CA 92660

NCI INVESTMENTS, LLC

By:	/s/ Chad Steelberg
Chad Steelberg, Manager

Address: 514 30th Street Newport Beach, CA 92660 Attn: Chad Steelberg

[SIGNATURE PAGE TO CONFIDENTIAL SETTLEMENT AND INDEMNIFICATION AGREEMENT]

EXHIBIT A

Form of NCI Stock Issuance Agreement

(attached hereto)

EXHIBITS B AND B-1

Form of Action by Written Consent of the Preferred Stockholders of Veritone, Inc.

and modified Consent for 125 Media Holdings, L.L.C. and 730 Media Holdings, L.L.C.

(attached hereto)

EXHIBIT C

Form of Release for New Investors

(attached hereto)

EXHIBIT D

Form of 125 Media Stock Issuance Agreement

(attached hereto)